UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ________)*

ZoomInfo Technologies, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

98980F104

(CUSIP Number)

December 31, 2023

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98980F104	13G

1.

 NAMES OF REPORTING PERSONS

TA XI DO AIV, L.P.

TA XI DO AIV II, L.P.

TA XI DO Feeder, L.P.

TA Atlantic and Pacific VII-A, L.P.

TA AP VII-B DO Subsidiary Partnership, L.P.

TA Atlantic and Pacific VII-B, L.P.

TA Investors IV, L.P.

TA SDF III DO AIV, L.P.

TA SDF III DO AIV II, L.P.

TA SDF III DO Feeder, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.

 CITIZENSHIP OR PLACE OF ORGANIZATION

 TA XI DO AIV, L.P.

 TA XI DO AIV II, L.P.

 TA XI DO Feeder, L.P.

 TA Atlantic and Pacific VII-A, L.P.

 TA AP VII-B DO Subsidiary Partnership, L.P.

 TA Atlantic and Pacific VII-B, L.P.

 TA Investors IV, L.P.

 TA SDF III DO AIV, L.P.

 TA SDF III DO AIV II, L.P.

 TA SDF III DO Feeder, L.P.

Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.

 SOLE VOTING POWER

 TA XI DO AIV, L.P.

 TA XI DO AIV II, L.P.

 TA XI DO Feeder, L.P.

 TA Atlantic and Pacific VII-A, L.P.

 TA AP VII-B DO Subsidiary Partnership, L.P.

 TA Atlantic and Pacific VII-B, L.P.

 TA Investors IV, L.P.

 TA SDF III DO AIV, L.P.

 TA SDF III DO AIV II, L.P.

 TA SDF III DO Feeder, L.P.

			0 0 0 0 0 0 0 0 0 0
	6.	SHARED VOTING POWER None
	7.

 SOLE DISPOSITIVE POWER

 TA XI DO AIV, L.P.

 TA XI DO AIV II, L.P.

 TA XI DO Feeder, L.P.

 TA Atlantic and Pacific VII-A, L.P.

 TA AP VII-B DO Subsidiary Partnership, L.P.

 TA Atlantic and Pacific VII-B, L.P.

 TA Investors IV, L.P.

 TA SDF III DO AIV, L.P.

 TA SDF III DO AIV II, L.P.

 TA SDF III DO Feeder, L.P.

			0 0 0 0 0 0 0 0 0 0
	8.	SHARED DISPOSITIVE POWER None

9.

 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

 TA XI DO AIV, L.P.

 TA XI DO AIV II, L.P.

 TA XI DO Feeder, L.P.

 TA Atlantic and Pacific VII-A, L.P.

 TA AP VII-B DO Subsidiary Partnership, L.P.

 TA Atlantic and Pacific VII-B, L.P.

 TA Investors IV, L.P.

 TA SDF III DO AIV, L.P.

 TA SDF III DO AIV II, L.P.

 TA SDF III DO Feeder, L.P.

0 0 0 0 0 0 0 0 0 0
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.

 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 TA XI DO AIV, L.P.

 TA XI DO AIV II, L.P.

 TA XI DO Feeder, L.P.

 TA Atlantic and Pacific VII-A, L.P.

 TA AP VII-B DO Subsidiary Partnership, L.P.

 TA Atlantic and Pacific VII-B, L.P.

 TA Investors IV, L.P.

 TA SDF III DO AIV, L.P.

 TA SDF III DO AIV II, L.P.

 TA SDF III DO Feeder, L.P.

0% 0% 0% 0% 0% 0% 0% 0% 0% 0%
12.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. 98980F104	13G

Item 1.

(a)	Name of Issuer

ZoomInfo Technologies, Inc.

(b)	Address of Issuer’s Principal Executive Offices

805 Broadway Street Suite 900

Vancouver WA 98660

United States of America

Item 2.

(a)	Name of Person Filing

TA XI DO AIV, L.P.

TA XI DO AIV II, L.P.

TA XI DO Feeder, L.P.

TA Atlantic and Pacific VII-A, L.P.

TA AP VII-B DO Subsidiary Partnership, L.P.

TA Atlantic and Pacific VII-B, L.P.

TA Investors IV, L.P.

TA SDF III DO AIV, L.P.

TA SDF III DO AIV II, L.P.

TA SDF III DO Feeder, L.P.

(b)	Address of the Principal Office or, if none, Residence

c/o TA Associates, L.P.

200 Clarendon Street, 56th Floor

Boston, MA 02116

(c)	Citizenship

Not Applicable

(d)	Title of Class of Securities

Class A Common Stock

(e)	CUSIP Number

98980F104

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not Applicable

CUSIP No. 98980F104	13G

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)		Amount beneficially owned:

		TA XI DO AIV, L.P.	0
		TA XI DO AIV II, L.P.	0
		TA XI DO Feeder, L.P.	0
		TA Atlantic and Pacific VII-A, L.P.	0
		TA AP VII-B DO Subsidiary Partnership, L.P.	0
		TA Atlantic and Pacific VII-B, L.P.	0
		TA Investors IV, L.P.	0
		TA SDF III DO AIV, L.P.	0
		TA SDF III DO AIV II, L.P.	0
		TA SDF III DO Feeder, L.P.	0

(b)		Percent of class:

		TA XI DO AIV, L.P.	0%
		TA XI DO AIV II, L.P.	0%
		TA XI DO Feeder, L.P.	0%
		TA Atlantic and Pacific VII-A, L.P.	0%
		TA AP VII-B DO Subsidiary Partnership, L.P.	0%
		TA Atlantic and Pacific VII-B, L.P.	0%
		TA Investors IV, L.P.	0%
		TA SDF III DO AIV, L.P.	0%
		TA SDF III DO AIV II, L.P.	0%
		TA SDF III DO Feeder, L.P.	0%

(c)		Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote.

		TA XI DO AIV, L.P.	0
		TA XI DO AIV II, L.P.	0
		TA XI DO Feeder, L.P.	0
		TA Atlantic and Pacific VII-A, L.P.	0
		TA AP VII-B DO Subsidiary Partnership, L.P.	0
		TA Atlantic and Pacific VII-B, L.P.	0
		TA Investors IV, L.P.	0
		TA SDF III DO AIV, L.P.	0
		TA SDF III DO AIV II, L.P.	0
		TA SDF III DO Feeder, L.P.	0

	(ii)	Shared power to vote or to direct the vote.
		None

	(iii)	Sole power to dispose or to direct the disposition of.

		TA XI DO AIV, L.P.	0
		TA XI DO AIV II, L.P.	0
		TA XI DO Feeder, L.P.	0
		TA Atlantic and Pacific VII-A, L.P.	0
		TA AP VII-B DO Subsidiary Partnership, L.P.	0
		TA Atlantic and Pacific VII-B, L.P.	0
		TA Investors IV, L.P.	0
		TA SDF III DO AIV, L.P.	0
		TA SDF III DO AIV II, L.P.	0
		TA SDF III DO Feeder, L.P.	0

	(iv)	Shared power to dispose or to direct the disposition of.
		None

CUSIP No. 98980F104	13G

Item 5. Ownership of Five Percent or Less of a Class.

If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Not Applicable

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certification.

Not Applicable

CUSIP No. 98980F104	13G

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Agreement for Joint Filing

TA XI DO AIV, L.P., TA XI DO AIV II, L.P., TA XI DO Feeder, L.P., TA Atlantic and Pacific VII-A, L.P., TA AP VII-B DO Subsidiary Partnership, L.P., TA Atlantic and Pacific VII-B, L.P., TA Investors IV, L.P., TA SDF III DO AIV, L.P., TA SDF III DO AIV II, L.P., and TA SDF III DO Feeder, L.P. hereby agree to submit a joint schedule 13G with the Securities and Exchange Commission concerning their beneficial ownership of ZoomInfo Technologies, Inc.

Dated: February 14, 2024

TA XI DO AIV, L.P.
By: TA Associates XI GP, L.P., its General Partner
By: TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

TA XI DO AIV II, L.P.
By: TA Associates XI GP, L.P., its General Partner
By: TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

TA XI DO Feeder, L.P.
By: TA Associates XI GP, L.P., its General Partner
By: TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

TA Atlantic and Pacific VII-A, L.P.
By: TA Associates AP VII GP, L.P., its General Partner
By: TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

TA AP VII-B DO Subsidiary Partnership, L.P.
By: TA Associates AP VII GP, L.P., its General Partner
By: TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

TA Atlantic and Pacific VII-B, L.P.
By: TA Associates AP VII GP, L.P., its General Partner
By: TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

TA Investors IV, L.P.
By: TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

TA SDF III DO AIV, L.P.
By: TA Associates SDF III GP, L.P., its General Partner
By: TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

CUSIP No. 98980F104	13G

TA SDF III DO AIV II, L.P.
By:	TA Associates SDF III GP, L.P., its General Partner
By:	TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel

TA SDF III DO Feeder, L.P.
By:	TA Associates SDF III GP, L.P., its General Partner
By:	TA Associates, L.P., its General Partner
By:	/S/ Jeffrey C. Hadden
Jeffrey C. Hadden, General Counsel